                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        United Health Care Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO
la8

300 Opus Center
9900 Bren Road East
Minnetonka, Minnesota 55343

                                                                 March 30, 1998

Dear Shareholder:

  We cordially invite you to attend our Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 13, 1998, at 10:00 a.m., Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

  On the following pages we include information about the business of the meeting and the nominees for election as members of the Board of Directors. We hope you can attend the meeting. If not, however, please exercise your right as a shareholder and vote. The vote of every shareholder is important. We appreciate your cooperation in promptly completing, signing and returning the enclosed proxy.

                                       Sincerely,

                                       /s/ William W. McGuire
                                       William W. McGuire, M.D.
                                       Chairman, President and Chief
                                        Executive Officer

                         UNITED HEALTHCARE CORPORATION

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 13, 1998

TO THE SHAREHOLDERS OF UNITED HEALTHCARE CORPORATION:

  United HealthCare Corporation ("United" or the "Company") will hold its Annual Meeting of Shareholders on Wednesday, May 13, 1998, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 10:00 a.m. Central Time. The purposes of the meeting are:

  1. To elect three people to the Company's Board of Directors.

  2. To consider and vote on a proposal to amend the United HealthCare Corporation 1993 Employee Stock Purchase Plan.

  3. To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998.

  4. To transact other business that may properly come before the meeting or any adjournment of the meeting.

  Only shareholders of record of United Common Stock at the close of business on March 16, 1998, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          David J. Lubben
                                          Secretary

March 31, 1998

   WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                         UNITED HEALTHCARE CORPORATION
                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 13, 1998

                               ----------------

                                GENERAL MATTERS

  The Board of Directors of United HealthCare Corporation ("United" or the "Company") furnishes this Proxy Statement in connection with the Board's solicitation of the enclosed proxy. The Board will use the proxy at the Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment thereof. The Annual Meeting will take place on May 13, 1998, at 10:00 a.m. Central Time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota. The Board will use the proxy for the purposes listed in the Notice of Annual Meeting of Shareholders.

  Management will vote the shares of United Common Stock that the proxies represent in the manner a shareholder directs. If a shareholder gives no direction, management will vote FOR the election of the director nominees named in this Proxy Statement and FOR the other proposals discussed in this Proxy Statement. To revoke a proxy a shareholder needs to:

  . Deliver to an officer of the Company a written notice terminating the proxy's authority;

  .  File with an officer of the Company another proxy bearing a later date;
     or

  .  Appear and vote at the Annual Meeting.

Management of the Company is mailing this Proxy Statement and the enclosed form of proxy to shareholders beginning on or about March 31, 1998.

  The Company will appoint inspectors of election for the meeting. These inspectors will tabulate votes that shareholders cast by proxy or in person at the Annual Meeting. To determine if a quorum is present, the Company will count the number of shares represented in person or by proxy. The Company will treat a shareholder who abstains from voting on any matter as if he or she were present at the meeting for purposes of determining a quorum and calculating the vote on that matter. But the Company will not consider that shareholder to have voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on a matter, the Company will deem the shares covered by the non-vote to be present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter.

  Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 16, 1998, will be entitled to vote at the Annual Meeting. At the close of business on March 16, 1998, a total of 192,580,947 shares of United Common Stock were outstanding. Each share is entitled to one vote. The Company also has 500,000 shares of 5.75% Series A Convertible Preferred Stock issued and outstanding. The holders of this stock have no general voting rights and are not entitled to vote on the proposals presented at the Annual Meeting. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting. There is no right to cumulative voting as to any matter.

  The Company will pay expenses in connection with the solicitation of proxies. Management is primarily soliciting proxies by mail. In addition, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier, or personal calls. The Company has engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $7,500 plus out-of-pocket expenses.

  The Company is furnishing each shareholder with a copy of the Company's Annual Report for the year ended December 31, 1997, with this Proxy Statement.

                       MATTERS TO BE SUBMITTED TO A VOTE

  The following paragraphs describe the matters management of the Company intends to present at the Annual Meeting:

                           I. ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes; Class I, Class II, and Class III. Each class is as equal in number as possible. Each class serves three years with the terms of office of the respective classes expiring in successive years. The term of office of the directors in Class III expires at the Annual Meeting.

  On May 14, 1997, the Board of Directors increased the size of the Board from 11 to 12 members and appointed Mary O. Mundinger to the Board as a Class II director. One of the incumbent Class III directors, Kennett L. Simmons (elected to the Board on October 31, 1995), is retiring from the Board effective at the Annual Meeting. The Board is nominating three directors for election as Class III directors at the Annual Meeting. If elected, these directors will serve a three-year term expiring at the annual meeting of shareholders to be held in 2001. The Board is not nominating another person to fill the vacancy created by Mr. Simmons' retirement. The Board currently intends to consider suitable candidates and propose another candidate at the 1999 annual meeting. The Board reserves the right to fill the vacancy prior to the 1999 annual meeting if the Board identifies a suitable candidate and, in the Board's judgment, it is advisable to elect the candidate before the 1999 meeting.

  The people named in the accompanying proxy will vote FOR the election of the nominees described in this Proxy Statement unless a shareholder withholds authority to vote. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the people named in the accompanying proxy will vote the proxy for another person as they determine.

  The following table provides certain information about the nominees for election as directors of the Company, and also provides information about other directors whose terms of office continue after the Annual Meeting. This information is as of March 1, 1998.

    NAME                   AGE  POSITION WITH COMPANY
    ----                   ---  ---------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS I)
Thomas H. Kean             62   Director
Robert L. Ryan             54   Director
William G. Spears          59   Director
Gail R. Wilensky           54   Director
DIRECTORS WHOSE TERMS EXPIRE IN 2000 (CLASS II)
James A. Johnson           54   Director
Douglas W. Leatherdale     61   Director
Walter F. Mondale          70   Director
Mary O. Mundinger          60   Director
NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS III)
William C. Ballard, Jr.    57   Director
Richard T. Burke           54   Director
William W. McGuire, M.D.   49   Chairman, President and Chief Executive
                                 Officer

  The Class I directors' terms expire in 1999. Shareholders elected Messrs. Kean and Spears and Ms. Wilensky at the Company's May 12, 1996 annual meeting. The Board of Directors appointed Mr. Ryan on July 30, 1996, as a Class I director when the Board increased its size from 10 to 11 members.

  The Class II directors' terms expire in 2000. Shareholders elected Messrs. Johnson, Leatherdale and Mondale at the Company's May 14, 1997 annual meeting. The Board of Directors appointed Ms. Mundinger as a Class II director on May 14, 1997, when the Board increased its size from 11 to 12 members.

  The Class III directors' terms expire in 1998. Shareholders elected Messrs. Ballard and Burke and Dr. McGuire at the Company's May 10, 1995 annual meeting. The Board appointed Mr. Simmons, the fourth Class III director, to the Board on October 31, 1995. Mr. Simmons is not standing for reelection.

  Mr. Ballard became a member of the Company's Board of Directors in February 1993. Mr. Ballard retired in 1992 after 22 years as the Chief Financial Officer and a director of Humana, Inc., a company that owned and operated hospitals and managed care operations. Mr. Ballard is currently of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky. Mr. Ballard is a director of LG&E Energy Corp., Mid-America Bancorp, American Safety Razor Company, Atria Communities, Inc., HealthCare REIT, Inc., and Healthcare Recoveries, Inc.

  Mr. Burke has been a member of the Company's Board of Directors since the Company's inception and was its Chief Executive Officer until February 1988. Mr. Burke is owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of Tesseract Group, Inc., and First Cash, Inc.

  Mr. Johnson has been a member of United's Board of Directors since November 1993. Mr. Johnson is the Chairman of the Board and Chief Executive Officer of Fannie Mae, a diversified financial services company. Prior to joining Fannie Mae in January 1990, Mr. Johnson was a managing director in corporate finance for Lehman Brothers, an investment banking firm. In addition, from 1977 to 1981, he was an executive assistant to Vice President Walter Mondale, advising the Vice President on domestic and foreign policy and political matters. Mr. Johnson is a director of Fannie Mae, Kaufman and Broad Home Corporation and Dayton Hudson Corporation.

  Mr. Kean has been a member of United's Board of Directors since August 1993. Mr. Kean is currently the President of Drew University in New Jersey. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, he served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation, Beneficial Corporation and Fiduciary Trust Company International.

  Mr. Leatherdale became a director of the Company in 1983. Since May 1990, Mr. Leatherdale has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of The St. Paul Companies, Inc. The St. Paul Companies is an insurance, financial and general business corporation. In addition, Mr. Leatherdale is a director of Northern States Power Company and The John Nuveen Company.

  Dr. McGuire became a director of the Company in February 1989 and the Chairman of the Board of Directors in May 1991. Dr. McGuire became an Executive Vice President of United in November 1988, the Company's President in November 1989 and the Company's Chief Executive Officer in February 1991. Dr. McGuire also served as the Company's Chief Operating Officer from May 1989 to June 1995.

  Mr. Mondale became a director of the Company in May 1997. Mr. Mondale has been a partner in the law firm of Dorsey & Whitney LLP since January 1997, and was also a partner there from 1987 to 1993. He previously served as a director of the Company from August 1991 to August 1993. Mr. Mondale served as United States Ambassador to Japan from August 1993 through December 1996. In 1984, he was the Democratic nominee for President of the United States. From 1977 to 1981, Mr. Mondale was the Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota, and he served as the Attorney General of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of CNA Financial Corporation, Northwest Airlines Corporation, St. Jude Medical, Inc., Dain Rauscher Corporation and several Black Rock mutual funds managed by Black Rock Financial Management, Inc.

  Ms. Mundinger became a director of the Company in May 1997. She is Dean and Professor, School of Nursing and Associate Dean, Faculty of Medicine at Columbia University in New York. Ms. Mundinger also served as Centennial Professor in Health Policy for the Columbia University School of Nursing in 1994. She is also a director of Cell Therapeutics, Inc.

  Mr. Ryan became a director of the Company in July 1996. Since 1993, Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies. Prior to joining Medtronic, Mr. Ryan served as Vice President and Chief Financial Officer of Union Texas Petroleum Corporation from 1982 to 1993. Mr. Ryan is also a director of TECO Energy, Inc., Tampa Electric Co. and Dain Rauscher Corporation.

  Mr. Spears became a director of the Company in February 1991. Mr. Spears has been the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, since 1972. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp. Mr. Spears is a Group Executive of KeyCorp and Chairman and Chief Executive Officer of Key Asset Management. Mr. Spears also serves as a director of Alcide Corporation.

  Ms. Wilensky has been a member of United's Board of Directors since May 1993. Ms. Wilensky is currently the John M. Olin Senior Fellow at Project HOPE, an international health foundation, and Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Pharmerica, Inc., Syncor International, St. Jude Medical, Inc., Shared Medical Systems Corporation, Quest Diagnostics Incorporated and Neopath, Inc.

DIRECTOR COMPENSATION

  The Company pays directors who are not Company employees an annual retainer of $20,000, in equal quarterly installments, and a $1,500 fee for attending each Board meeting. The Chairman of the Board has the authority to set the amount of any additional fees paid to Board members chairing a committee of the Board of Directors or for performing other substantial work. The Company paid the chairman of the Audit Committee and the chairman of the Compensation and Human Resources Committee, each a $5,000 fee for the year ended December 31, 1997.

  The Company also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 1997, the Company paid approximately $3,500 in health care premiums on behalf of Mr. Burke, $4,000 on behalf of Mr. Simmons, and an aggregate of approximately $4,400 on behalf of past directors.

  The Company gives directors of the Company who are not Company employees ("eligible directors") grants of non-qualified stock options under the 1995 Non-employee Director Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, eligible directors who were not in office on the day immediately following the Company's May 10, 1995 annual meeting will receive two types of option grants: initial grants and annual grants. The initial grants (non-qualified stock options for 9,000 shares of United Common Stock) are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three-year period at the rate of 3,000 shares per year. The annual grants (non-qualified stock options for 4,000 shares of United Common Stock) are made automatically on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option Grant Date"). They become exercisable six months after grant. The option price for options granted under the 1995 Plan is the closing sale price of the Company's Common Stock on the date the option is granted, as reported on the New York Stock Exchange.

  Eligible directors who were in office on the day immediately following the Company's May 10, 1995, annual meeting received a grant of options to purchase 16,000 shares of United Common Stock on the 1995 Annual Option Grant Date and a grant of options to purchase 8,000 shares of United

Common Stock on the 1996 Annual Option Grant Date. They also will receive an option to purchase 4,000 shares of United Common Stock on the 1997 Annual Option Grant Date and each subsequent Annual Option Grant Date during the remaining term of the 1995 Plan, if they are eligible directors at that time.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  During the year ended December 31, 1997, the Board of Directors held four regular meetings. Except for Mr. Leatherdale, all incumbent directors attended at least 75% of the Board and Committee meetings of which they were members. In addition to the meetings, the Board passed several resolutions during 1997 by written consent.

  The Board of Directors has established four standing committees: an Audit Committee, a Compensation and Human Resources Committee, an Executive Committee, and a Nominating Committee. These committees help the Board fulfill its responsibilities and assist it in making informed decisions as to the Company's operations.

  The Audit Committee consists of Messrs. Leatherdale (Chairman), Mondale and Johnson, and Ms. Wilensky, each of whom is a non-employee director and independent of Company management. The Audit Committee held four regular meetings in 1997. The Audit Committee assists the Board by overseeing the Company's financial reporting, public disclosure, and compliance activities. The Committee operates as a direct line of communication between the Board and the Company's independent public accountants as well as the Company's corporate audit, compliance, and legal personnel. The Audit Committee has established a subcommittee, the Compliance Committee, made up of senior executive officers of the Company, to assist the Audit Committee in its responsibilities relating to reviewing the Company's operational compliance with applicable legal requirements and sound ethical standards.

  The Compensation and Human Resources Committee consists of Messrs. Spears (Chairman), Ryan, Kean and Ballard, and Ms. Mundinger, each of whom is a non-employee director and independent of Company management. The Compensation and Human Resources Committee held four regular meetings and passed several resolutions by written consent during 1997. The Compensation and Human Resources Committee is generally responsible for overseeing the Company's compensation, employee benefit, and stock-based programs. The Committee also negotiates and administers the Company's employment arrangements with its Chief Executive Officer, supervises bonus programs for the Company's employees and reviews and monitors director compensation programs.

  The Nominating Committee consists of Messrs. Ballard (Chairman), Kean, Spears and Leatherdale, and Dr. McGuire. The Nominating Committee held three regular meetings in 1997. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders, filling board vacancies, and overseeing the director evaluation process. The Committee will consider candidates proposed by shareholders upon timely written notice to the Company Secretary. To be timely, any notice must be received at the Company's principal executive offices not less than 60 days prior to the date of the annual meeting and must include (i) the name, age, business address, residence address, and the principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice as it appears in the Company's stock register; (iii) the number of shares of capital stock of the Company that are beneficially owned by each such nominee and by such shareholder; and (iv) other information concerning each nominee as would be required for soliciting proxies for the election. The notice also must include a signed consent of each nominee to serve as a director of the Company, if elected.

  The Executive Committee consists of Messrs. Simmons, Spears, Ballard and Leatherdale, and Dr. McGuire. The Executive Committee held one special meeting during 1997 and passed one resolution during 1997 by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

            II. PROPOSAL TO AMEND THE UNITED HEALTHCARE CORPORATION
                       1993 EMPLOYEE STOCK PURCHASE PLAN

SUMMARY OF THE 1993 PLAN

  The following summary is qualified in its entirety by reference to the full text of the 1993 Employee Stock Purchase Plan (the "1993 Plan"). Shareholders may review a copy of the 1993 Plan at the Annual Meeting, or obtain a copy by writing to the Secretary of the Company.

  The 1993 Plan allows employees of the Company and its subsidiaries to purchase shares of United Common Stock. Under the current terms of the 1993 Plan, employees are generally eligible to participate if they are regular employees (i) scheduled to work at least 20 hours per week on a regular basis, and (ii) employed for at least 60 days by the Company. The proposal described below changes these eligibility requirements.

  Participants in the 1993 Plan have after-tax payroll deductions for six-month periods beginning in May and December of each year at a rate not exceeding 10% of compensation. Participants can use these amounts at the end of the six-month period to purchase shares of Company Common Stock at 85% of the lesser of the market price on the first or the last day of the six-month period. Employee contributions are deposited in an account with a custodian bank until the shares are purchased. Participants may not buy more than 1,000 shares of Common Stock per purchase period. Participants may withdraw from participating in the 1993 Plan before purchasing Common Stock. In such an event, they would receive amounts they contributed prior to withdrawal.

PROPOSAL

  In February 1997, the Company's Board of Directors approved several amendments to the 1993 Plan, one of which requires shareholder approval. The other amendments made nonsubstantive or administrative adjustments to the 1993 Plan. The amendment being proposed to the Company's shareholders at the Annual Meeting redefines the employees eligible to participate in the 1993 Plan.

  Section 2.01(h) of the 1993 Plan identifies the employees eligible to participate in the Plan. Section 2.01(h)(ii) currently excludes regular employees who have not been employed by of the Company for at least 60 consecutive days immediately prior to the first day of a purchase period (the "60-Day Requirement"). For purposes of this requirement, an approved leave of absence does not terminate an employee's continuous employment. The proposed amendment to Section 2.01(h) of the 1993 Plan accomplishes the following:

  . Replaces the 60-Day Requirement with a new clause that allows new regular employees to begin participating in the 1993 Plan immediately; and

  . Makes employees whose customary employment by the Company is for less than five months in any calendar year ineligible to participate in the 1993 Plan.

  The purpose of this amendment is to align more closely the language of the 1993 Plan with applicable law and to simplify administration of the 1993 Plan.

MANAGEMENT'S RECOMMENDATION

  The Board of Directors recommends a vote FOR the proposal to amend Section 2.01(h) of the 1993 Plan. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is necessary to approve the proposal. Unless otherwise instructed, management will vote proxies in favor of the amendment.

              III. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998. The Board has proposed the shareholders ratify this appointment at the Annual Meeting. Arthur Andersen LLP has examined the Company's financial statements since 1981. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to questions from shareholders. If the shareholders do not ratify the appointment, the Board of Directors is not obligated to appoint other independent public accountants, but will consider an unfavorable vote.

  The Board of Directors recommends a vote FOR this proposal. Management will vote proxies in favor of ratifying this appointment unless otherwise specified.

                            EXECUTIVE COMPENSATION

CASH AND OTHER COMPENSATION

  The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by the Company on behalf of, the Company's Chief Executive Officer ("CEO"), Dr. McGuire, and each of the four other most highly compensated executive officers of United (Messrs. Wills, Carlson, McDonough and Koppe) as of December 31, 1997 (collectively the "named executive officers"). In each case information is provided for the years ended December 31, 1995, 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                    ------------------
                                    ANNUAL COMPENSATION               AWARDS   PAYOUTS
                           ---------------------------------------- ---------- -------
        NAME AND                                          OTHER     SECURITIES
        PRINCIPAL                                         ANNUAL    UNDERLYING  LTIP     ALL OTHER
        POSITION                                         COMPEN-     OPTIONS/  PAYOUTS    COMPEN-
       AT 12/31/97         YEAR SALARY ($)    BONUS($) SATION($)(1) SARS(#)(2) ($)(3)  SATION ($)(4)
       -----------         ---- ----------    -------- ------------ ---------- ------- -------------
William W. McGuire, M.D.   1997 1,200,000         --      70,604(5)  450,000     --       104,364
 Chief Executive Officer   1996 1,100,000         --      51,011(5)  250,000     --        85,408
                           1995   875,000     875,000     80,547(5)  150,000     --        77,113
Travers H. Wills           1997   515,384         --         --      190,000     --        15,462
 Chief Operating Officer   1996   475,000         --         --       60,000     --        23,625
                           1995   312,500     312,500        --      130,000     --        11,971
James G. Carlson           1997   400,000         --         --       85,000     --         4,750
 President, Health Plans   1996   392,308         --         --       40,000     --         4,500
                           1995   100,000(6)  380,000        --          --      --           --
David P. Koppe             1997   364,135         --         --       30,000     --        10,915
 Chief Financial Officer   1996   350,000         --         --       35,000     --        15,585
                           1995   253,846     174,000        --       80,000     --        10,615
Thomas P. McDonough        1997   325,000         --         --       75,000     --         4,750
 Chief Executive Officer,  1996   283,173         --         --          --      --        12,394
 Strategic Business        1995    68,750(6)  130,000     25,080(7)      --      --           --
 Services

--------
(1) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus for each named executive officer.
(2) None of the named executive officers has been granted stock appreciation rights (SARs).
(3) In February 1997, the Company's Board of Directors approved the creation of a long term incentive plan for certain of its executive officers. To date, no amounts have been paid under that plan.
(4) For each of the named executive officers except Dr. McGuire, the indicated amounts consist of Company contributions made pursuant to the Company's 401(k) savings plans and Executive Savings Plan. The amounts indicated for Dr. McGuire include Company-paid insurance premiums of $69,152 in 1997, $26,706 in 1996 and $14,828 in 1995, as well as Company contributions made pursuant to the Company's 401(k) savings plans and Executive Savings Plan.
(5) Other annual compensation for Dr. McGuire includes Company provided transportation of $37,164 in 1997, $20,820 in 1996 and $57,541 in 1995
     and auto allowances of $21,600 in 1997, $21,430 in 1996 and $19,564 in
     1995.
(6) Messrs. Carlson and McDonough became employees and executive officers of the Company in October of 1995.
(7)  Other annual compensation for Mr. McDonough is relocation expense.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

  The following table provides information about stock awards to the named executive officers under the Company's stock option and incentive plans during the year ended December 31, 1997. No SARs were granted to these individuals in 1997.

                          OPTIONS/SAR GRANTS IN 1997

                              INDIVIDUAL GRANTS
                         ---------------------------                      POTENTIAL REALIZABLE VALUE
                           NUMBER OF     % OF TOTAL                         AT ASSUMED ANNUAL RATES
                           SECURITIES   OPTIONS/SARS EXERCISE             OF STOCK PRICE APPRECIATION
                           UNDERLYING    GRANTED TO   OR BASE                   FOR OPTION TERM
                          OPTIONS/SARS   EMPLOYEES     PRICE   EXPIRATION ----------------------------
          NAME           GRANTED (#)(1)   IN 1997    ($/SHARE)    DATE        5%($)        10%($)
          ----           -------------- ------------ --------- ---------- ------------- --------------
William W. McGuire,
 M.D....................    250,000(2)      5.8%     $46.8750    2/11/07      7,369,859    18,676,669
                            200,000(3)      4.7%      43.0625   10/27/07      5,416,355    13,726,107
                            -------                                       ------------- -------------
                            450,000                                          12,786,214    32,402,776
Travers H. Wills........     90,000(4)      2.1%      46.8750    2/11/07      2,653,149     6,723,601
                            100,000(3)      2.3%      43.0625   10/27/07      2,708,177     6,863,053
                            -------                                       ------------- -------------
                            190,000                                           5,361,327    13,586,654
James G. Carlson........     40,000(4)      0.9%      46.8750    2/11/07      1,179,177     2,988,267
                             45,000(3)      1.1%      43.0625   10/27/07      1,218,680     3,088,374
                            -------                                       ------------- -------------
                             85,000                                           2,397,857     6,076,641
David P. Koppe..........     30,000(4)      0.7%      46.8750    2/11/07        884,383     2,241,200
Thomas P. McDonough.....     30,000(4)      0.7%      46.8750    2/11/07        884,383     2,241,200
                             45,000(3)      1.1%      43.0625   10/27/07      1,218,680     3,088,374
                            -------                                       ------------- -------------
                             75,000                                           2,103,063     5,329,574

--------
(1) All options granted in 1997 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment.
(2) Options become exercisable at the rate of 25% per year over a period of four years from the date of grant.
(3) Options are 100% exercisable following the sixth anniversary of the date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Human Resources Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration, based on the optionee's performance.
(4) Options are 100% exercisable following the ninth anniversary of the date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Human Resources Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration, based on the optionee's performance.

OPTION/SAR EXERCISES AND HOLDINGS

  For the named executive officers, the following table contains information about the exercise of options during 1997 and unexercised options held as of December 31, 1997. None of these individuals exercised SARs during 1997 or held SARs as of December 31, 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1997

                                                      NUMBER OF
                                                SECURITIES UNDERLYING
                                                     UNEXERCISED      VALUE OF UNEXERCISED IN-
                            SHARES                  OPTIONS/SARS       THE-MONEY OPTIONS/SARS
                           ACQUIRED     VALUE      AT 12/31/97 (#)        AT 12/31/97 ($)
                              ON      REALIZED      EXERCISABLE/            EXERCISABLE/
          NAME           EXERCISE (#)  ($)(1)       UNEXERCISABLE        UNEXERCISABLE (2)
          ----           ------------ --------- --------------------- ------------------------
William W. McGuire,
 M.D....................   150,000    7,232,775   1,226,086/905,226     38,913,768/9,478,670
Travers H. Wills........   110,000    2,930,250     192,835/366,890      2,958,113/3,111,763
James G. Carlson........    21,500      903,355      35,276/171,128        437,063/2,032,080
David P. Koppe..........       --           --      109,830/141,850      1,659,091/1,469,234
Thomas P. McDonough.....     4,000      180,380      28,512/138,511        372,846/1,325,211

--------
(1) Calculated as market price per share at time of exercise less the per share exercise price, times the the number of shares purchased.
(2) Calculated as market price per share as of December 31, 1997, less the per share exercise price, times the the number of unexercised options.

PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return of the Standard & Poor's 500 stock index and an index of a group of peer companies selected by the Company for a five-year period ended December 31, 1997. The comparison assumes the investment of $100 on December 31, 1992 in each index and that dividends were reinvested when paid. The companies included in the peer group are Aetna, Inc., First Health Group Corporation (formerly HealthCare COMPARE Corporation), Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and Wellpoint Health Networks, Inc. The Company is not included in the peer group index. In calculating the cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

                                 1993     1994     1995     1996      1997
                                -------  ------   -------  -------  -------
United HealthCare Corporation   $133.48  $158.89  $230.34  $158.63  $175.26
Peer Group                       126.54   134.78   182.97   191.82   159.84
S&P 500 Index                    110.08   111.53   153.45   188.68   251.63



  The peer group differs from that used in the Company's 1996 Proxy Statement. Three companies previously reported in the 1996 group, Foundation Health Corporation, Healthsource, Inc. and Value Health, Inc. are not in the 1997 peer group because they were acquired or merged with other companies during 1997. Healthsource, Inc. was acquired by Cigna Corporation, Foundation Health Corporation merged with Health Systems International, Inc. to form Foundation Health Systems, Inc. and Value Health, Inc. was acquired by Columbia/HCA Healthcare Corporation. Additionally, the Company's 1997 peer group was expanded to include Aetna, Inc.

           REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Board of Directors has delegated to the Compensation and Human Resources Committee (the "Committee") the authority to make certain decisions with respect to the compensation of the Company's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of the Company's employees, including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive plans. During the Company's fiscal year ended December 31, 1997, the Committee consisted of William G. Spears, William C. Ballard, Robert L. Ryan, Thomas H. Kean and Mary O. Mundinger. None of these individuals was or is a Company employee.

  Compensation Policies for Executive Officers. The Company seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's continued success. To achieve these goals, the Company emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, the Company's stock programs give key employees the opportunity to acquire a significant ownership interest in the Company through various stock option, restricted stock and stock purchase plans. The Company also makes available to its executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs.

  Along with other highly compensated employees of the Company, executive officers also are eligible to participate in the Company's non-qualified compensation deferral plans. These deferral plans include a component under which the Company matches a portion of the amount of compensation deferred by the employee, up to a certain percentage. The employee also may defer compensation without a Company match. In addition, certain of the Company's executive officers are eligible to participate in a long-term incentive plan created by the Company's Board of Directors in February 1997. Part of the compensation paid to the Company's executive officers is determined by employment agreements between the Company and certain officers. The employment agreements with the named executive officers are described elsewhere in this Proxy Statement.

  The Committee recognizes that the industry in which the Company operates is highly competitive. Additionally, the industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. For these reasons, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope, including some but not all of the companies in the peer group used in the Performance Graph. One aim of the Company's executive compensation policies is to make it possible for executives to earn cash compensation equaling or exceeding the amount the executive would earn at a competitor. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, the Company's executive cash compensation consists of fixed base salary and bonus compensation. The Committee reviews the base salary ranges for the executive officers periodically. The Committee may increase (or decrease) these ranges to reflect changes in the responsibilities of a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, changes in the size and scope of the Company's operations, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, salaries paid to executives at other companies of similar size and operating complexity, and the rate of inflation.

  The other, and potentially more significant, part of executive cash compensation is incentive payments under the Company's Management Incentive Program. Under the Management Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors:
(i) the overall performance of the Company; (ii) the overall performance of the business unit or corporate division in which the executive serves; and
(iii) the executive's individual performance. The Committee establishes performance objectives for the Company, and management sets the objectives for each business unit or corporate division based on the Company's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. They take into account the Company's goal to remain a growing, highly respected leader in health care management services and the health and well-being market. The performance objectives include specific revenues, earnings, selling, general and administrative costs, medical care ratio, membership and stock price goals. Individual executive performance is measured against an annual incentive target, which represents a percentage of base salary the executive can earn as bonus compensation if performance warrants. This percentage ranges from 50% to 100% of an executive's base salary. The incentive target is set at a higher percentage for more senior officers. The more senior executive officers have a higher percentage of their potential total compensation subject to the Company's results and to their individual performance.

  After the end of the Company's fiscal year, the Committee determines the overall Company rating or factor, based on the Company's overall performance. The overall Company rating is a multiplier in the range of 0.0 to 2.0. The Committee also reviews, and either approves or revises, management's recommendation regarding the total dollar amount to be placed into the Company incentive pool for payment of incentive amounts to Company executives. Following the Committee's determinations, the Company's top management sets the rating, or factor, to be given to each business unit and corporate division. The factor given a particular unit or division ranges from 0.0 to
2.0 and is based on the performance of the business unit or corporate division with respect to its pre-set goals and objectives. The portion of the Company incentive pool available to each business unit and corporate division then is calculated by multiplying the total dollar amount of the incentive targets for executives in a particular business unit or corporate division by a factor that is a combination of the Company and business unit or corporate division factors. The Chief Executive Officer consults with the other members of the Office of the Chairman (comprised of Dr. McGuire, Mr. Wills and Stephen J. Hemsley, who joined the Company in June 1997), and they evaluate the individual performance of each executive officer, allocating the available incentive compensation amounts among the participating executives in each business unit or corporate division.

  For 1997, the Committee adopted management's incentive recommendations and paid $15 million in cash incentive compensation (representing an approximate
 .5 factor). These payments favored business unit and corporate divisions that exceeded expectations while other units that did not meet expectations received significantly reduced payments. Some units and divisions received no incentive compensation. Management also recommended, and the Committee concurred, that members of the Office of the Chairman and certain others of the Company's most senior officers would receive no cash incentive compensation. In reaching these decisions, management and the Committee considered the Company's performance in relation to its industry and the goals the Company had set for itself. In 1997, the Company performed very well, outperforming most of its peers in a very challenging environment. The Company did not, however, achieve all of the goals it had set. In particular, the Company's earnings per share were less than its original target and less than the initial estimates of analysts who evaluate the Company's performance. Additionally, some initiatives the Company had planned for 1997 were delayed, reduced, or canceled as the Company focused on the challenges the

1997 marketplace presented. The Committee also agreed with management that many of the Company's actions in 1997 would, if successfully implemented, reflect themselves in future years' performance and stock value. Executives who received no cash incentive compensation would, with the greater option ownership they had, benefit through any such stock appreciation.

  The Committee believes that it is important to provide executive officers with a longer term interest in the Company's performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee recognizes that increases in the Company's stock price have been a significant source of compensation to some employees and have contributed to employee productivity and loyalty. Beginning in late 1992 and continuing to the present, the majority of the options granted to executives had one-time vesting schedules between six to nine years after issuance. Under these options, the Committee can establish an earlier exercise date for all or a portion of the grant based on a review of the executive's performance. That review would consider the Company performance, business unit performance, and individual performance factors and goals under the Management Incentive Plan described above. As part of its deliberations on 1997 incentive compensation, the Committee continued its practice of regularly reviewing outstanding options to determine whether it was appropriate to establish earlier exercise dates.

  The Committee currently believes that the total number of shares outstanding at any time that are subject to unexercised stock options and restricted stock grants with unlapsed restrictions should be approximately 10% of the Company's total issued and outstanding shares of Common Stock at the close of the preceding calendar year. Over the past three years, the amount of shares subject to unexercised employee options has averaged approximately 7.4% to 8.1% of outstanding shares at year-end. The Committee continues to place ongoing emphasis on stock option programs as a means of compensating employees and further expects that the number of shares and the percentage of outstanding shares subject to employee options will increase. In determining the amount of options or restricted share awards to grant to executive officers, the Committee considers various factors, including: (i) the executive's responsibilities and potential for directly contributing to the Company's performance; (ii) base salary amount; (iii) the practicality of tying vesting of options to individual or Company performance standards; and
(iv) the total number of options previously granted to the executive.

  Chief Executive Officer's 1997 Compensation. The Committee determines Dr. McGuire's compensation consistent with the principles noted above and by the terms of his employment agreement with the Company. As the Company's Chief Ex-ecutive Officer, a significant amount of Dr. McGuire's cash compensation var-ies with overall Company performance.

  Dr. McGuire's 1997 base salary of $1.2 million was established based on the Committee's review of his performance on behalf of the Company and according to his employment agreement. The Committee determines any increases in Dr. McGuire's annual base salary from year to year, in addition to any increases required by his employment agreement, to be competitive with compensation paid similarly situated chief executives in the health care industry as well as other companies of comparable size and operating complexity. Based on the advice it received in 1992 and 1995, when the Committee used the services of an independent compensation consulting firm to help develop Dr. McGuire's compensation package, the Committee believes Dr. McGuire's base salary is consistent with that for chief executive officers of other comparable companies. Dr. McGuire's employment agreement is described in this Proxy Statement under the section titled Executive Employment Agreements.

  For the reasons described in the preceding section, the Committee accepted Dr. McGuire's recommendation that he receive no cash incentive compensation for 1997.

  The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. In 1997, Dr. McGuire received two stock option grants. On February 11, 1997, Dr. McGuire was granted options for 250,000 shares of Company Common stock with each share having an exercise price of $46.875, which was the fair market value of one share of stock on the grant date. These options may be exercised at the rate of 25% a year, over a period of four years, from the date of the grant. On October 27, 1997, along with other Company executives, Dr. McGuire received an additional grant of options. Dr. McGuire's grant was for 200,000 shares of Company Common Stock, with each share having an exercise price of $43.0625. That price was the fair market value of one share of stock on the grant date. These options will become 100% exercisable on October 27, 2003, although the Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to that date, based on Dr. McGuire's performance. In addition, during 1997, the Committee established 1997 exercise dates for options granted to Dr. McGuire in prior years representing the right to purchase a total of 79,862 shares of Company Common Stock. In establishing these earlier exercise dates, the Committee considered the Company's overall performance during 1997 and reviewed Dr. McGuire's performance in connection with the Company's performance.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's stock option programs have been structured in a manner that appears to comply with the statute's requirements. As a result, the Company does not expect performance-based compensation associated with stock options to be subject to the deduction limit. Because the majority of the Company's executive officers' compensation that could exceed the $1 million limitation is associated with such stock options, the Company does not expect this deduction limitation to have a material effect on its operations or financial condition. The Company does not expect to take any further action with respect to its compensation programs to avoid paying compensation that exceeds the $1 million limitation and for which the Company would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE UNITED HEALTHCARE CORPORATION BOARD OF DIRECTORS.

William C. Ballard
Thomas H. Kean
Mary O. Mundinger
Robert L. Ryan
William G. Spears

EXECUTIVE EMPLOYMENT AGREEMENTS

  The Company has various forms of executive agreements with certain of the executive officers named in the Summary Compensation Table.

  William W. McGuire, M.D. Dr. McGuire entered into an employment agreement, effective January 1, 1996, which replaced an earlier agreement.

  Dr. McGuire's agreement has an initial term of three years during which he is to serve as United's Chief Executive Officer and President. The agreement will be automatically extended for an additional one-year period at the end of each year of the initial term unless either the Company or Dr. McGuire gives notice of intent not to renew. During the term of his employment under this agreement, Dr. McGuire will receive a minimum base salary of $1.1 million, which will increase by a minimum of $100,000 annually. Dr. McGuire also is eligible to participate in United's incentive bonus plan at prescribed levels and its other employee benefit programs including health care coverage benefits for him and his family. Under this agreement, each year Dr. McGuire will receive non-qualified stock options to purchase a minimum of 250,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the shares of the Company's Common Stock on the date of grant, subject to certain adjustments. These options will vest over a period of four years at the rate of 25% per year, subject to additional vesting provisions if specified future events occur. In addition, the Company will provide and pay for a term life insurance policy on Dr. McGuire that he will own, in an amount three times his current base salary, as well as an individual supplemental long-term "own occupation" disability insurance policy. The agreement also requires the Company to provide Dr. McGuire with a supplemental retirement benefit equal to a percentage of his final average highest three-year cash compensation, ranging from 37.50% in 1996 to 65% if he retires at age 65.

  The agreement provides severance benefits if Dr. McGuire's employment by the Company ends under certain circumstances. In the event of termination by the Company without Cause or by Dr. McGuire with Good Reason (as such terms are defined in the agreement), the Company will continue to pay Dr. McGuire, for a period of 36 months following the termination, the greater of: (i) the minimum base salary of $1.1 million plus an annual cash bonus calculated using the same percentage of minimum base salary used to calculate the most recent cash bonus he received, or (ii) his then-current annualized base salary, plus an amount equal to the most recent cash bonus received by him at his termination (the "Severance Payment"). In certain instances, Dr. McGuire may elect to receive a single lump sum payment, discounted to the present value, instead of the Severance Payment. Any stock options, SARs or restricted stock awards granted to Dr. McGuire prior to such termination will be 100% vested at termination. In addition, following Dr. McGuire's termination, United has agreed to pay a reasonable amount for out-placement and job search services on behalf of Dr. McGuire. If Dr. McGuire ends his employment with the Company without Good Reason before the end of the term of the agreement, the Company will pay Dr. McGuire a severance benefit equal to the Severance Payment payable according to the Company's normal payroll practices for the period following the effective date of the termination to the end of the initial term of the agreement or the end of any extension of such term.

  If Dr. McGuire's employment with the Company ends because of his death or permanent disability prior to the end of the term of the agreement, his beneficiaries will receive a benefit payable according to the Company's normal payroll practices equal to the greater of: (i) the minimum base annual salary of $1.1 million plus an annual cash bonus calculated using the same percentage of minimum base salary used to calculate the most recent cash bonus he received, or (ii) his then-current actual annualized base salary plus the most recent annual cash bonus actually received by him for the remaining term of the agreement.

  Dr. McGuire also has agreed to noncompetition, nonsolicitation and confidentiality arrangements covering the term of the agreement and certain periods following the end of his employment.

  Travers H. Wills. Mr. Wills entered into an employment agreement with the Company, effective January 1, 1998, which replaced an earlier agreement. His agreement has an initial term ending on December 31, 1998 and will automatically be renewed annually unless the agreement is terminated under certain circumstances. During the term of his employment agreement, Mr. Wills will receive a minimum annual salary of $525,000. In addition, he is eligible to participate in the Company's incentive compensation plans, its stock option and grant plans and other employee benefit plans.

  If, during the term of his agreement, the Company ends Mr. Wills' employment without Cause (as defined in the agreement), or Mr. Wills ends his employment due to a Change in Employment (as such term is defined in the agreement) the Company will continue to pay to Mr. Wills his annualized base salary for a 12-month period and an amount equal to one-half of certain bonus or incentive compensation paid or payable for the most recent calendar year or other period generally used by the Company to determine such bonus or incentive payments. Any stock options, SARs or restricted stock awards granted to Mr. Wills prior to a termination without Cause or due to a Change in Employment will continue to vest during the 12-month period in which the Company is paying Mr. Wills. The Company has also agreed to make health care coverage available to Mr. Wills and his spouse at group rates until such time as Mr. Wills and his spouse becomes eligible for Medicare.

  As part of this agreement, Mr. Wills agreed to noncompetition and nonsolicitation arrangements during the term of the agreement and for certain periods following the termination of his employment.

  David P. Koppe. Mr. Koppe entered into an employment agreement with the Company, effective December 1, 1994, which remains in effect unless and until it is terminated under certain circumstances. During the term of his employment agreement, Mr. Koppe will receive a minimum annual salary of $225,000. In addition, he is eligible to participate in the Company's incentive compensation plans, stock option and grant plans, and other employee benefit plans. If, during the term of this agreement, the Company ends Mr. Koppe's employment without Cause (as defined in the agreement) or Mr. Koppe ends his employment due to a Change in Employment (as defined in the agreement), the Company will continue to pay Mr. Koppe's annualized base salary for a 12-month period and an amount equal to one-half of the total of any bonus or incentive compensation paid or payable for the two most recent calendar years or other period generally used by the Company to determine bonus or incentive payments. As part of his agreement, Mr. Koppe agreed to noncompetition and nonsolicitation arrangements during the term of the agreement and certain periods following termination of his employment.

  James G. Carlson. Mr. Carlson entered into an employment agreement with the Company, effective October 2, 1995. The agreement remains in effect until December 31, 1998 unless it is terminated earlier. During the term of his employment agreement, Mr. Carlson will receive an annualized base salary of not less than $400,000. In addition, he is eligible to participate in the Company's incentive compensation plans, its stock option and grant plans, and other employee benefit plans.

  If, during the term of the agreement, the Company ends Mr. Carlson's employment without Cause (as such term is defined in his agreement) or Mr. Carlson ends his employment for Good Reason (as defined in his agreement), Mr. Carlson will receive severance pay paid biweekly over a one-year period equal to one year of both base salary and management incentive plan payments. In addition, he will receive a prorated management incentive plan payment for the fraction of the management incentive plan payment period ending on his termination date and any management incentive plan payments remaining unpaid from the preceding year. Mr. Carlson also will continue to receive group health plan coverage for himself and his dependents (or comparable reimbursement for the cost of such coverage) during the time he is entitled to receive the severance benefits. Also, any unvested stock options or grants that have a pre-established vesting schedule will continue to vest according to the schedule for a period of two years from the last day of Mr. Carlson's employment. The Company will reduce the amount of severance benefits under the agreement by 80% of any compensation Mr. Carlson earns from another employer during the period in which he receives severance benefits.

  If Mr. Carlson becomes disabled during the term of the agreement, he will continue to receive his base salary at the annual rate in effect on the date of disability for the remaining term of his agreement while he remains disabled. He also will receive a prorated management incentive payment for the fraction of the management incentive payment measuring period ending on the date of his disability, plus any management incentive payment remaining unpaid from the preceding year. These payments will be reduced by amounts he receives from disability insurance the Company purchases for him, compensation from other employment, workers compensation, Social Security or governmental programs relating to disability. If Mr. Carlson dies during the term of the agreement, the Company will pay to his personal representative his base salary for the month in which his death occurs, plus a prorated management incentive payment for the fraction of the management incentive payment measuring period ending on the date of his death, plus any management incentive payment remaining unpaid from any preceding year.

  As part of his agreement, Mr. Carlson agreed to noncompetition and nonsolicitation arrangements during the term of the agreement and for certain periods following the termination of his employment.

  Thomas P. McDonough. Mr. McDonough does not have a written employment agreement with the Company. Mr McDonough has resigned from the Company effective as of April 1, 1998.

  Stephen J. Hemsley. In June 1997, Mr. Hemsley joined the Company as its Senior Executive Vice President and a member of the Office of the Chairman. The Company is currently negotiating an employment agreement with Mr. Hemsley which the Company anticipates will be finalized in 1998. That agreement is expected to contain compensation, benefits, termination, noncompetition and nonsolicitation provisions similar to those in the other senior executive agreements described in this section.

SEVERANCE ARRANGEMENTS AND CHANGE-IN-CONTROL PROVISIONS

  According to the Company's Severance Pay Plan, which applies to all regular Company employees, certain of the executive officers may be eligible to receive severance pay following their termination in certain events. However, any payments an executive officer receives in connection with a change-in-control (as defined in and pursuant to an employment agreement with the Company) will replace and be in lieu of payment and/or benefits under any Company severance program, including the Company's Severance Pay Plan. Under the Company's Severance Pay Plan, the amounts of severance payments following termination depend upon the executive officer's length of service, grade level within the Company, and the execution of a Company-approved release.

  In the case of a change-in-control of the Company, certain of the outstanding stock options granted under the Company's Amended and Restated 1991 Stock and Incentive Plan will become exercisable in full. Change-in-control is defined for this purpose as the sale of all or substantially all of the Company's assets, or any merger, reorganization or exchange or tender offer that will result in a change in the power to elect 50% or more of the members of the Company's Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Ballard, Kean, Ryan and Spears, and Ms. Mundinger served as the members of the Compensation and Human Resources Committee during 1997.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table provides information about each shareholder known to the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock as of March 2, 1998.

      NAME AND ADDRESS OF                    AMOUNT AND NATURE       PERCENT OF
      BENEFICIAL OWNER                  OF BENEFICIAL  OWNERSHIP (1) CLASS (2)
      -------------------               ---------------------------- ----------
      FMR                                        20,869,711(3)          10.9
      82 Devonshire Street
      Boston, MA 02109-3614
      Massachusetts Financial Services
       Company                                   16,370,584(4)           8.5
      500 Boylston Street, 15th Floor
      Boston, MA 02116
      The Equitable Companies, Incor-
       porated                                   13,541,865(5)           7.1
      1290 Avenue of the Americas
      New York, NY 10104
      J.P. Morgan & Co.                          10,813,698(6)           5.6
      60 Wall Street
      New York, NY 10260

--------
 (1) Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.
 (2) Percent of class calculation is based on 192,172,839 shares of the Company's Common Stock outstanding as of March 2, 1998, but does not include 10,105,706 shares representing Common Stock issuable with respect to the outstanding shares of the 5.75% Series A Convertible Preferred Stock of the Company.
 (3) This information is based on a Schedule 13G/A filed by FMR Corp. ("FMR") with the SEC on March 10, 1998, reporting beneficial ownership data as of February 28, 1998. FMR, through its control over Fidelity Management and Research Company ("FMRC"), a wholly-owned investment adviser subsidiary of FMR, and Fidelity Management Trust Company ("FMT") and Fidelity International Limited ("FIL"), holds sole investment power with respect to 20,869,711 shares of Common Stock. Edward C. Johnson, Chairman of FMR, and Abigail P. Johnson, a director of FMR, through their control over FMR each hold investment power with respect to 20,869,711 shares of Common Stock. FMRC is the beneficial owner of 19,566,090 shares of Common Stock as a result of acting as investment adviser to various investment companies. These investment companies retain sole voting power with respect to 19,566,090 shares of Common Stock. The voting power with respect to these shares lies with the investment companies' boards of trustees. Except as otherwise stated, none of these entities holds sole or shared voting or investment power with respect to 5% or more of the Common Stock of the Company.
 (4) This information is based on a Schedule 13G filed by Massachusetts Financial Services Company ("MFS") with the SEC on February 12, 1998, reporting beneficial ownership data as of December 31, 1997. MFS holds sole voting power with respect to 16,255,984 shares of Common Stock and sole investment power with respect to 16,370,584 shares. The MFS Schedule 13G further indicates that these shares are also beneficially owned by certain other nonreporting entities. Except as otherwise stated, none of these entities holds sole or shared voting or investment power with respect to 5% or more of the Common Stock of the Company.

 (5) The information is based on a Schedule 13G filed by The Equitable Companies, Incorporated ("The Equitable") with the SEC on February 13, 1998, reporting beneficial ownership data as of December 31, 1997. Alliance Capital Management L.P., a subsidiary of The Equitable, is deemed to have sole investment power with respect to 13,236,402 shares of Common Stock. The Equitable is beneficial owner of 13,541,865 shares of Common Stock, and retains sole investment power with respect to 13,531,177 of those shares. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA-UAP, as parents of The Equitable, and another shareholder of the company, AXA Colonia Konsern AG, are beneficial owners of 13,542,975 shares of Common Stock, and each holds sole investment power with respect to 13,532,287 shares of Common Stock. Except as otherwise stated, none of these entities holds sole or shared voting or investment power with respect to 5% or more of the Common Stock of the Company.

 (6) This information is based on a Schedule 13G filed by J.P. Morgan & Co. Incorporated ("J.P. Morgan") with the SEC on February 13, 1998, reporting beneficial ownership data as of December 31, 1997. J.P. Morgan, through its subsidiaries Morgan Guarantee Trust Company of New York, J.P. Morgan Investment Management, Inc., and J.P. Morgan Florida Federal Savings Bank, holds sole investment power with respect to 10,673,168 shares of Common Stock. Except as otherwise stated, none of these entities holds sole or shared voting or investment power with respect to 5% of more of the Common Stock of the Company.

  The following table provides information about the March 2, 1998 beneficial ownership of Company Common Stock by each director and nominee for director, each named executive officer, and by all directors and all executive officers as a group.

         NAME OF BENEFICIAL
              OWNER OR             AMOUNT AND NATURE OF      PERCENT
         IDENTITY OF GROUP      BENEFICIAL OWNERSHIP(1)(2) OF CLASS(3)
         ------------------     -------------------------- -----------
      Wlilliam C. Ballard                  95,200(4)            *
      Richard T. Burke                    933,125(5)            *
      James A. Johnson                     69,200(6)            *
      Thomas H. Kean                       62,000(7)            *
      Douglas W. Leatherdale              323,420(8)            *
      William W. McGuire, M.D.          1,618,399(9)            *
      Walter F. Mondale                       500               *
      Mary O. Mundinger                       -0-               *
      Robert L. Ryan                        4,000(10)           *
      Kennett L. Simmons                   63,929(11)           *
      William G. Spears                   127,612(12)           *
      Gail R. Wilensky                     60,100(13)           *
      James G. Carlson                     60,642(14)           *
      Thomas P. McDonough                  36,016(15)           *
      David P. Koppe                      159,881(16)           *
      Travers H. Wills                    228,372(17)           *
                                        ---------             ----
      All executive officers
       and
       directors as a group
       (22 persons)                     4,332,623(18)         2.22%
                                        =========             ====

--------
  * Less than 1%

 (1) Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to their shares.

 (2) This table does not include the number of shares allocated to the named individuals under the Company's ESOP for 1997 since that allocation has not yet been finalized. The average number of shares allocated to the individuals named in the table for their 1996 participation in the ESOP was 5 shares. In addition to the persons who currently have ESOP shares, one other executive officer will be eligible for a 1997 allocation of shares.

 (3) Percent of class calculation is based on 192,172,839 shares of the Company's Common Stock outstanding as of March 2, 1998, but does not include 10,105,706 shares representing Common Stock issuable with respect to the outstanding shares of the Company's 5.75% Series A Convertible Preferred Stock.

 (4) Includes 92,000 shares that can be purchased under stock options exercisable within 60 days.

 (5) Includes 188,000 shares that can be purchased under stock options exercisable within 60 days by Mr. Burke and 16,116 shares that can be purchased under stock options exercisable within 60 days by Mr. Burke's spouse. Also includes approximately 114 shares held by the Trustee of the Company's ESOP for Mr. Burke's spouse's account with respect to which Mr. Burke's spouse has sole voting power and no investment power, and 259 shares held directly by Mr. Burke's spouse.

 (6) Includes a total of 200 shares held by Mr. Johnson in a family trust as well as 60,000 shares that can be purchased under stock options exercisable within 60 days.

 (7) Includes 1,000 shares held by Mr. Kean for the benefit of his minor child and 60,000 shares that can be purchased under stock options exercisable within 60 days.

 (8) Includes a total of 1,420 shares held by each of Mr. Leatherdale's two dependent children (720 and 700 shares individually) as well as 242,000 shares that can be purchased under stock options exercisable within 60 days.

 (9) Includes 1,429,086 shares that can be purchased under stock options exercisable within 60 days. Also includes approximately 749 shares held by the Trustee of the Company's ESOP for Dr. McGuire's account with respect to which Dr. McGuire has sole voting power and no investment power.

(10) Includes 3,000 shares that can be purchased under stock options exercisable within 60 days.

(11) Includes 63,929 shares that can be purchased under stock options exercisable within 60 days.

(12) Includes 124,000 shares that can be purchased under stock options exercisable within 60 days.

(13) Includes 60,000 shares that can be purchased under stock options exercisable within 60 days.

(14) Includes 59,317 shares that can be purchased under stock options which are exercisable within 60 days. Also includes approximately 5 shares held by the Trustee of the Company's ESOP for Mr. Carlson's account with respect to which Mr. Carlson has sole voting power and no investment power.

(15) Includes 36,012 shares that can be purchased under stock options which are exercisable within 60 days. Also includes approximately 5 shares held by the Trustee of the Company's ESOP for Mr. McDonough's account with respect to which Mr. McDonough has sole voting power and no investment power.

(16) Includes 128,930 shares that can be purchased under stock options exercisable within 60 days. Also includes approximately 749 shares held by the Trustee of the Company's ESOP for Mr. Koppe's account with respect to which Mr. Koppe has sole voting power and no investment power.

(17) Includes 227,335 shares that can be purchased under stock options exercisable within 60 days. Also includes approximately 37 shares held by the Trustee of the Company's ESOP for Mr. Wills' account with respect to which Mr. Wills has sole voting power and no investment power.

(18) Includes 3,225,386 shares that can be purchased under stock options exercisable within 60 days. Also includes approximately 6,566 shares held by the Trustee of the Company's ESOP for the accounts of executive officers of the Company and Mr. Burke's spouse, with respect to which such persons have sole voting power and no investment power, the indirect holdings included in footnotes (4), (6) and (7) above, and the holdings of spouses of executive officers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of United's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish United with copies of all Section 16(a) forms they file.

  Based solely on the Company's review of copies of such reports and written representations from the Company's executive officers and directors, the Company believes that its executive officers and directors complied with all
Section 16(a) filing requirements during 1997, except as follows:

  . On December 10, 1997, Mr. Burke sold 25,000 shares of Company Common Stock. This transaction was reported to the SEC on his Form 5 for the fiscal year ended December 31, 1997.

  . On May 1, 1997, Mr. Johnson purchased 200 shares of Company Common Stock in two open market transactions through a family trust. These transactions were reported to the SEC on an amended Form 4 for May 1997, which was filed in October 1997.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  . During the Company's fiscal year ended December 31, 1997, the Company paid approximately $765,000 in insurance premiums to The St. Paul Companies, Inc., of which Mr. Leatherdale is a director and an executive officer.

  . Dorsey & Whitney LLP is the Company's corporate legal counsel. Mr. Mondale is a partner at Dorsey & Whitney.

  . During the Company's fiscal year ended December 31, 1997, Mr. Mondale's son exercised non-qualified stock options to purchase shares of Company Common Stock in transactions that produced net proceeds of approximately $97,000. Mr. Mondale's son was employed by the Company from October 1992 to October 1996.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to above, should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy according to their best judgment.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  The Company must receive any proposal by a shareholder to be presented at the next Annual Meeting of shareholders at the Company's principal executive offices, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 1, 1998.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          David J. Lubben
                                          Secretary

                         UNITED HEALTHCARE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  The undersigned hereby appoints William W. McGuire, M.D. and David J. Lubben as Proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all of the shares of Common Stock of United HealthCare Corporation held of record by the undersigned on March 16, 1998, at the Annual Meeting of Shareholders to be held on May 13, 1998 or any adjournment thereof.
 1. ELECTION OF DIRECTORS
   Nominees: William C. Ballard, Jr., William W. McGuire,
   M.D., Richard T. Burke
   FOR all nominees             WITHHOLD AUTHORITY to vote for all nominees
     listed above                             listed above [_]
     except as noted
     herein [_]
   To withhold authority to vote for any individual
   nominee, print that nominee's name on the line below:
   ______________________________________________________
--------------------------------------------------------------------------------
 2. PROPOSAL to amend the United HealthCare Corporation
    1993 Employee Stock Purchase Plan.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]
--------------------------------------------------------------------------------
 3. PROPOSAL to ratify appointment of independent public accountants.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]

 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
             (Continued and to be SIGNED AND DATED on Reverse Side)
P R O X Y
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, REGISTERED SHARES WILL BE VOTED FOR ALL DIRECTORS NAMED IN ITEM 1 AND FOR PROPOSAL 2 AND FOR PROPOSAL 3.
SHARES HELD IN THE UNITED HEALTHCARE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (ESOP SHARES) WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. HOWEVER, IF INSTRUCTIONS ARE NOT RECEIVED, OR IF THIS CARD IS NOT PROPERLY EXECUTED, THE ESOP SHARES WILL NOT BE DEEMED TO BE REPRESENTED FOR PURPOSES OF CALCULATING THE VOTE.
Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                         ESOP Shares
                                                         Registered Shares
                                        _______________________________________
                                        Signature
                                        _______________________________________
                                        Signature if held jointly
                                        Dated: ________________________ , 1998.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE